Exhibit 10.26

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) dated as of July 16, 2007 is entered into by and between MSC-Medical Services Company, a Florida corporation (the “Company”) and Gary S. Jensen (“Executive”).

Recitals

The Company, through its Board of Directors (the “Board”), and the Executive desire to amend and restate that certain Employment Agreement dated as of August 26, 2005 (as amended, “the “Original Agreement”) on the terms and conditions set forth in this Agreement.

Agreement

For and in consideration of the foregoing and the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company hereby employs Executive to serve in the capacities described herein, and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.

2. TERM. The employment of Executive under this Agreement, shall be for the period (the “Initial Term”) beginning on September 6, 2005 (the “Effective Date”) and ending on the close of business on February 15, 2009 (the “Expiration Date”). Thereafter, this Agreement shall automatically renew for successive one (1) year periods, unless either party provides written notice to the other party of its intention to terminate this Agreement thirty (30) days prior to the expiration of the term (each a “Renewal Term” and together with the Initial Term, the “Term”). The Term shall be subject to earlier termination in accordance with the terms and conditions of this Agreement.

3. DUTIES. Executive shall serve as and have the title of Senior Vice President—Chief Financial Officer and shall have such duties as assigned by the Chief Executive Officer from time to time. Executive agrees to devote his full business time, energy, skills and best efforts to such employment while so employed. Nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs so long as, in the reasonable determination of the Board, such activities do not interfere with his duties and responsibilities hereunder or from serving, subject to the prior approval of the Board, as a member of the board of directors or as a trustee of any other corporation, association or entity.

4. COMPENSATION.

(a) Base Compensation. The Company shall pay Executive, and Executive agrees to accept, an initial base compensation at the initial rate of Two Hundred Seventy Thousand Dollars ($270,000) per year, in equal installments no less frequently than monthly, through the Term (the “Base Compensation”). The Base Compensation shall be reviewed by the Company annually on January 1st of each year during the Term (including, without limitation, on January 1, 2006) and subject to increases according to the performance of the Executive, as determined by the Board, in its sole and absolute discretion.

(b) Annual Bonus Compensation. Executive shall be eligible for an annual bonus based on the realization of financial and performance goals of the Company and the Executive. The financial and performance goals to be met by Executive shall be discussed, mutually agreed to and reduced to writing in January of each year. Assuming satisfaction of such goals, the target bonus will be fifty percent (50%) of the Base Compensation, with a maximum of up to eighty percent (80%) of the Base Compensation.

5. BENEFITS.

(a) Generally. Executive shall be eligible for fringe benefits pursuant to any pension, retirement, or other employee fringe benefit plan that the Company makes available to employees of the Company and for which Executive will qualify according to his eligibility under the provisions thereof, on the same basis as is applicable to other similarly situated executive employees.

(b) Health and Disability Insurance. Executive shall be entitled to participate in health and disability insurance plans that the Company offers to other employees of the Company from time to time, on the same basis as is applicable to other similarly situated executive employees, consistent with past practice.

(c) Vacation. During the Term of this Agreement, Executive shall be entitled to fifteen (15) paid vacation days, plus paid Company holidays and sick days in accordance with the Company’s policies and procedures applicable to similarly situated executive employees

6. EXPENSES. Except as otherwise agreed to herein, Executive shall be reimbursed for all usual business expenses incurred on behalf of the Company, in accordance with Company practices and procedures, the reasonable costs and expenses incurred in connection with Executive’s temporary residence in Jacksonville, Florida for a period of ninety (90) days following the Effective Date (the “Temporary Period”) and the travel costs of the Executive to return to his primary residence up to six (6) times during the Temporary Period. Additionally, Executive shall be entitled to receive an amount equal to the lesser of (a) Seventy Five Thousand Dollars ($75,000) or (b) the actual out-of-pocket relocation expenses of Executive in connection with his relocation to Jacksonville, Florida (the “Relocation Expense”); provided, however, in the event that, within one (1) year following the Effective Date, (i) the Executive terminates his employment with the Company (other than as a result of a Constructive Discharge (as defined below)) or (ii) the Executive is terminated by the Company for Cause (as defined below), the Executive shall be required to repay the Relocation Expense to the Company upon such termination.

7. TERMINATION. The term of Executive’s employment under this Agreement may be terminated prior to expiration of the Term provided in Section 2 hereof only in accordance with the following sections.

(a) For Cause. This Agreement may be immediately terminated by the Company for Cause. For purposes of this Agreement, the term “Cause” shall include, without limitation, the termination of Executive by the Company as a result of the existence or occurrence of one or more of the following conditions or events:

(i) the failure of Executive to comply with any reasonable, lawful policy, directive or instruction of the Board or Chief Executive Officer, which such failure is not cured within ten (10) days after written notice thereof to Executive;

(ii) Executive’s willful misconduct in connection with the performance of his duties as an employee or officer of the Company;

(iii) indictment or conviction of Executive of any act of fraud or material misrepresentation or a material act of misappropriation in connection with his duties as an employee or officer of the Company;

(iv) indictment or conviction of Executive of any crime which constitutes a felony; or

(v) the entry of a judgment or order enjoining or preventing Executive from such activities as are material or essential for Executive to perform his services as required by this Agreement.

(b) Mutual. Executive’s employment under this Agreement may be terminated upon mutual written agreement of the Company and Executive.

(c) Without Cause. The Company and the Executive shall have the right to terminate this Agreement and the Executive’s employment with the Company at any time without Cause.

(d) Death. In the event of the death of Executive, the employment of Executive shall terminate immediately.

(e) Disability. If, during Executive’s employment with the Company, Executive shall become permanently disabled and unable to perform his duties as required herein (“Disability”) for a total of one hundred eighty (180) days in any twelve (12) month period then the Company may, upon thirty (30) days written notice to Executive, terminate Executive’s employment under this Agreement.

(f) Constructive Discharge. Executive may terminate this Agreement in the event of Constructive Discharge by providing written notice to the Company within three months after the occurrence of such event, specifying the event relied upon for a Constructive Discharge; provided that such event is not cured within ten (10) days after written notice thereof to the Company. “Constructive Discharge” shall mean any (i) material change by the Company of Executive’s position, functions, or duties to an inferior position, functions, or duties from those in effect on the Effective Date, (ii) assignment, reassignment, or relocation by the Company of Executive, without Executive’s consent, to another place of employment more than 25 miles from the current principal place of business of the Company; or (iii) reduction in Executive’s Base Compensation or the maximum potential amount of the Annual Bonus Compensation.

(g) Termination by Executive without a Constructive Discharge. Executive agrees to provide the Company with at least sixty (60) days prior written notice prior to terminating his employment with the Company without a Constructive Discharge.

8. SEVERANCE. In the event of the termination of Executive’s employment under this Agreement for any reason, the Company shall provide the payments and benefits to Executive as indicated below:

(a) With Cause or Voluntary Termination by Executive. If Executive is terminated for Cause (as defined in Section 8(a) of this Agreement), or if Executive voluntarily terminates his employment with the Company without a Constructive Discharge, the Company shall be obligated only to continue to pay to Executive his Base Compensation, if any, earned up to the date of termination and shall reimburse Executive for any expenses to which Executive is due reimbursement by the Company under Section 7 hereof up until the date of termination.

(b) Without Cause, Constructive Discharge or Death or Disability. In the event that the Company shall terminate Executive without Cause, the Executive shall terminate this Agreement as a result of a Constructive Discharge or upon the death or Disability of Executive, the Company shall be obligated to continue to pay full Base Compensation to Executive and provide employee benefits to Executive, on the same basis as existed at the time of such termination, death or Disability, including payment of COBRA premiums if necessary to continue said benefits for a period of nine (9) months after the date of termination as if Executive had not been so terminated.

9. NONCOMPETITION; NONSOLICITATION. Executive agrees, to the extent and on the terms set forth below, not to utilize his special knowledge of the business of the Company and his relationships with customers and suppliers of the Company or others to compete with the Company. For a period beginning on the date hereof and ending one (1) year from the date on which the Executive ceases to be employed by the Company (the “Non-Compete Period”), the Executive shall not, except as an employee or agent of the Company, engage or have an interest, anywhere in the United States of America or any other geographic area where the Company did business as of the date hereof or at any time during the Executive’s employment by the Company or in which its products or services are or were marketed or sold, alone or in association with others, as principal, agent, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business involved in the provision of medical products or services to the workers’ compensation industry which is competitive with the Company. During the Non-Compete Period, the Executive shall not, except as an employee or agent of the Company, directly or indirectly, on behalf of himself or any other person or entity, (a) call upon, accept business from, or solicit the business of any person or entity who is, or who had been at any time during the preceding two years or at any time during the Executive’s employment by the Company, a customer of the Company or any successor to the business of the Company (each a “Customer”), or otherwise divert or attempt to divert any business from the Company or any successor or otherwise induce, request, advise or persuade any Customer to cease to do business with or reduce the amount of business which such Customer has customarily done or is reasonably expected to do with the Company or any successor;

or (b) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company, or hire any such person until one (1) year after such person has left the employ of the Company, or any such successor or any person with whom such person was placed for employment or engagement during the preceding one year. The Executive shall not at any time, directly or indirectly, except as an employee or agent of the Company, use or purport to authorize any person or entity to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company.

10. CONFIDENTIALITY. The Executive acknowledges that the intellectual property and all other confidential or proprietary information with respect to the Company’s engagement in the business of distributing medical supplies, pharmaceuticals, medical equipment and services to the workers’ compensation industry throughout the United States of America (the “Business”) are valuable, special and unique. The Executive shall not, at any time after the date hereof, except as an employee or agent of the Company, or except as required by applicable law, disclose, directly or indirectly, to any person or entity, or use or purport to authorize any person or entity to use any confidential or proprietary information with respect to the Company or the Business, whether or not for his own benefit, without the prior written consent of the Company, including without limitation, information as to the financial condition, results of operations, strategic partners, job applicants, job candidates, persons placed for employment or engagement, customers, suppliers, products, products under development, services, inventions, sources, leads or methods of obtaining new products or business, intellectual property, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or the Business which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by the Executive or a person or entity to whom the Executive has provided such information. The Executive acknowledges that Company would not enter into this Employment Agreement without the assurance that all such confidential and/or proprietary information will be used for the exclusive benefit of the Company.

11. NONDISPARAGEMENT. The Executive shall not (and shall cause his representatives and agents or any entity or business directly or indirectly controlled by him to not) commit any act or omission that would tend to disparage or adversely affect the reputation of the Company or any present or future subsidiaries, parents or affiliates of the Company or any of its principals, officers, directors, shareholders, members, employees, businesses or operations. Without in any way limiting the generality of the foregoing, the Executive shall not (and shall cause his representatives and agents or any entity or business directly or indirectly controlled by him to not) make any disparaging or unfavorable statements to any third party, either orally or in writing, regarding the Company or any present or future subsidiaries, parents or affiliates of the Company or any of its respective principals, officers, directors, shareholders, members, employees, businesses or operations.

12. ENFORCEABILITY OF RESTRICTIVE COVENANTS. The restrictions set forth in this Agreement are considered by the parties hereto to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and the Business.

The parties acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company in the event the covenants contained in this Agreement were not complied with in accordance with their terms. Accordingly, the Executive agrees that any breach or threatened breach by him of any provision of this Agreement shall entitle the Company to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies which may be available to them, and that they shall be entitled to receive from the Executive reimbursement for all attorneys’ fees and expenses incurred by the Company in enforcing these provisions. In addition to its other rights and remedies, the Company shall have the right to require the Executive, if he breaches any of the covenants contained in this Agreement to account for and pay over to the Company all compensation, profits, money, accruals and other benefits derived or received, directly or indirectly, by such party from the action constituting such breach. If the Executive breaches the restrictive covenants set forth in this Agreement, the running of the time periods described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Agreement relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, such time period, scope of activities and/or geographic area, as the case may be, shall be reduced to the maximum that such court deems enforceable. If any provisions of this Agreement other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

13. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and shall be effective when received if sent, postage-prepaid, by certified or registered mail, return receipt requested, or by overnight delivery service against receipt, to the addresses below or to such other address as either party shall designate by written notice to the other:

If to Executive, to the address set forth below his name on the signature page hereto.

If to the Company:

MSC-Medical Services Company

c/o Monitor Clipper Partners, LLC

Two Canal Park

Cambridge, MA 02141

Attn: Peter S. Laino

with a copy to:

Akerman Senterfitt

50 N. Laura Street, Suite 2500

Jacksonville, FL 32202

Attn: Peter O. Larsen, Esq.

14. ENTIRE AGREEMENT; MODIFICATION.

(a) This Agreement contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments between the parties hereof ,including, without limitation, the Original Agreement.

(b) No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.

15. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon, and enforceable by, the successors and permitted assigns of the parties. Notwithstanding anything contained herein to the contrary, the Company shall have the right to assign this Agreement to any of its subsidiaries, direct or indirect parents or other affiliates. Except as otherwise set forth in this Agreement, neither party may assign his or its rights or obligations under this Agreement without the prior written consent of the other party.

16. GOVERNING LAW; VENUE; INDEPENDENT REPRESENTATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. The parties agree that any and all actions arising under or in respect of this Agreement shall be litigated in any federal or state court of competent jurisdiction located in the County of Duval, State of Florida. By execution and delivery of this Agreement, each party irrevocably submits to the personal and exclusive jurisdiction of such courts for itself or himself, and in respect of its or his property with respect to such action. Each party agrees that venue would be proper in any of such courts, and hereby waives any objection that any such court is an improper or inconvenient forum for the resolution of any such action. Executive acknowledges and agrees that he has had the opportunity to seek his own independent legal counsel to represent Executive’s interest in connection with the transactions contemplated by this Agreement.

17. DISPUTE RESOLUTION. The parties shall use good faith negotiation to resolve any dispute, claim or controversy that arise under or relate to this Agreement or to a breach of this Agreement. In the event that the parties are not able to resolve any dispute, claim or controversy by negotiation, the parties agree to submit any such dispute, claim or controversy to non-binding arbitration which shall be conducted in Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. In the event that the parties are not able to resolve any dispute, claim or controversy by arbitration, each party shall be entitled to resort to all other remedies available at law or in equity in order to resolve such dispute, claim or controversy.

18. MISCELLANEOUS.

(a) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

(b) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.

(c) Except as otherwise provided herein, in the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.

(d) The prevailing party in any litigation brought to enforce the provisions of this Agreement shall be entitled to reimbursement from the nonprevailing party for reasonable attorney’s fees and costs incurred in connection with such litigation.

(e) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MSC-MEDICAL SERVICES COMPANY, a Florida corporation

By:	/s/ Joseph P. Delaney
Name:	Joseph P. Delaney
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Gary Jensen
Gary Jensen